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                                                                     EXHIBIT 5.2



                        [SIDLEY & AUSTIN LETTERHEAD]



                               November 12, 1996



HFC Revolving Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070


Ladies and Gentlemen:

     We refer to the registration statement on Form S-11 (registration nos. 333-12483 and 333-12483-01) (the "Registration Statement"). The Registration Statement relates to $776,373,000 aggregate principal amount of Home Equity Loan Asset Backed Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement to be dated as of November 1, 1996 (the "Pooling and Servicing Agreement") among HFC Revolving Corporation, as seller (the "Seller"), Household Finance Corporation, as Master Servicer, and The First National Bank of Chicago, as Trustee.

     Generally, the Pooling and Servicing Agreement provides for (a) the creation of the Household Revolving Home Equity Loan Trust 1996-2 (the "Trust"), (b) the transfer to the Trust of ownership of balances of certain mortgage loans and the documents relating thereto (the "Related Documents") from the originators of such mortgage loans to the Seller and by the Seller to the Trust (in the case of such balances) and from such originators directly to the Trust (in the case of such Related Documents) and (c) the issuance of the Certificates, payments of principal and interest on which are derived from such mortgage loans.

     In rendering the opinion expressed below, we have relied upon the accuracy and completeness of the facts, information and representations contained in the form of Pooling and Servicing Agreement filed as an exhibit to the Registration Statement, the Registration Statement and such other documents as we have deemed relevant and necessary. Such opinion is







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SIDLEY & AUSTIN                                                         CHICAGO


HFC Revolving Corporation
November 12, 1996
Page 2


conditioned, among other things, not only on such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness as of the closing date for the issuance of the Certificates. Moreover, we have assumed the absence of any change to any of such instrument between the date hereof and such closing date. We have also assumed that the transactions contemplated by the Pooling and Servicing Agreement will be consummated in accordance with the such Agreement and as described in the Registration Statement.

     Based upon and subject to the foregoing, this will confirm that the statements contained in the Registration Statement in the second paragraph under the caption "Risk Factors-Insolvency Considerations; Treatment of Transaction; Perfection Issues" relating to the opinion to be delivered by this Firm correctly summarize such opinion.

     We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references our Firm included in or made part of the Registration Statement.

                                        Very truly yours,



                                        SIDLEY & AUSTIN